UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 29, 2007

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2007, Extreme Networks, Inc. (the “Company”) announced that it has appointed Karen M. Rogge, age 52, to the position of Senior Vice President and Chief Financial Officer, effective as of April 2, 2007. Ms. Rogge will serve as Senior Vice President and Chief Financial Officer. The Company also announced that Michael Palu, who served as acting Chief Financial Officer, will return to his position as Vice President and Corporate Controller for the Company, effective as of April 2, 2007. A copy of the Company’s press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Before joining the Company, from January 2004 to November 2006, Ms. Rogge served as Vice President, Corporate Finance and Treasurer at Seagate Technology, a global leader in disc drive manufacturing. From January 2001 to December 2003, Ms. Rogge was an independent consultant providing business strategy and interim executive management services to high-tech companies. From January 2000 to July 2000, Ms. Rogge served as Vice President and General Manager for the internet search division at Inktomi Corporation, a provider of software and services. From November 1976 to February 2000, Ms. Rogge served in various executive roles at Hewlett-Packard Company in financial management, information technology management and general management. Ms. Rogge holds an M.B.A. from Santa Clara University and a Bachelor of Science in Business Administration, with a concentration in accounting from California State University Fresno.

On March 13, 2007, the Company entered into an offer letter for employment with Ms. Rogge (the “Offer Letter”) in connection with her appointment as the Company’s Senior Vice President and Chief Financial Officer. A copy of the Offer Letter is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02. Pursuant to the Offer Letter:

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Ms. Rogge will receive an annual salary of $350,000, less applicable taxes and withholdings. She also will receive a deferred sign-on bonus of $25,000, less applicable taxes and withholdings, upon completion of her first 175 consecutive days of employment with the Company.

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Ms. Rogge will be eligible to participate in the Company’s previously-disclosed Fiscal 2007 Executive Incentive Bonus Plan (“EIP”) with an annual target (the “Target”) of $210,000, reflecting 60% of Ms. Rogge’s base salary. For the Company’s fiscal year 2007, Ms. Rogge is entitled to a bonus payout under the EIP of up to 1.5x of the Target if Ms. Rogge and the Company achieve established performance objectives. The Target will be pro-rated based on Ms. Rogge’s amount of time as a regular employee during fiscal year 2007. It is expected that for the Company’s fiscal year 2008, Ms. Rogge will have a payout under the EIP of up to 2x the Target for her position, if Ms. Rogge and the Company achieve established performance objectives, subject to the Board of Director’s approval of the fiscal year 2008 compensation structure.

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Subject to the approval of the Company’s Board of Directors, Ms. Rogge will be granted a one-time option to acquire 450,000 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s Common Stock on the date determined by the Board of Directors. One-fourth (1/4) of the shares subject to such option will vest one year from Ms. Rogge’s date of hire, and the remaining shares subject to such option will vest monthly over the following three years, at a rate of 1/48th of the entire option each month. Alternatively, and subject to the approval of the Company’s Board of Directors, Ms. Rogge may choose to receive a one-time grant of Restricted Stock at a conversion rate of 1 (one)

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share of Restricted Stock per 3 (three) option shares in lieu of 150,000 of the 450,000 option shares described above. Such Restricted Stock would be issued if and when the Company returns to compliance with its SEC filing obligations, and would vest 50% at the two year anniversary of Ms. Rogge’s date of hire, and an additional 25% would vest at the three-year and four-year anniversaries of Ms. Rogge’s date of hire. All vesting and rights to exercise under any options or Restricted Stock granted to Ms. Rogge would be subject to Ms. Rogge’s continued employment with the Company at the time of vesting.

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Ms. Rogge will be entitled to participate in the Company’s previously-disclosed Executive Change in Control Severance Plan as is currently in effect for the other executive officers of the Company, providing for certain severance provisions in the event of an acquisition of the Company.

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In the event that Ms. Rogge is terminated by the Company at any time other than for cause, the Company will pay Ms. Rogge the equivalent of six (6) months base salary, subject to Ms. Rogge’s signing a release of claims.

The foregoing description of the terms and conditions of the Offer Letter is qualified in its entirety by the actual terms and conditions of the Offer Letter as attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 29, 2007.

99.2	Offer letter for employment between Extreme Networks, Inc. and Karen Rogge, dated as of March 13, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2007

EXTREME NETWORKS, INC.

By:	/s/ Michael J. Palu
Michael J. Palu
Vice President, Corporate Controller,
Acting Chief Financial Officer

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